UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2011

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1618 Station Street Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (604) 221-7676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 16, 2011, Angiotech Pharmaceuticals (US), Inc. (“Angiotech US”), a subsidiary of Angiotech Pharmaceuticals, Inc. (the “Company”), entered into a settlement and license termination agreement (the “Settlement Agreement”) with Rex Medical, LP (“Rex”). The Settlement Agreement provides for the full and final settlement and/or dismissal of all claims arising under the License, Supply, Marketing and Distribution Agreement, dated as of March 13, 2008, by and between Angiotech US and Rex (as amended, the “License Agreement”). Under the terms of the License Agreement, Angiotech US agreed to, among other things, market, sell and distribute the Option Inferior Vena Cava Filter (“Option”) on behalf of Rex.

Pursuant to the Settlement Agreement, Angiotech US and Rex agreed to withdraw any claims that have been or could have made in the arbitration initiated by Rex on November 18, 2010 (the “Arbitration”), as well as to dismiss with prejudice the action against Angiotech US in the United States District Court for the Southern District of New York in aid of the Arbitration (the “SDNY Action”). The Settlement Agreement further provides that: (i) the License Agreement will terminate on March 31, 2011, or at an earlier date if so elected by Rex, upon which Angiotech US will no longer market, sell or distribute Option; (ii) Angiotech US will make a payment in the amount of $1.5 million to Rex within five business days of the effective date of the Settlement Agreement in full and final payment and settlement of all claims and royalties due under the License Agreement relating to the sales of Option recorded by Angiotech US prior to January 1, 2011, and all milestone payments due or that may come due to Rex under the License Agreement now or in the future; and (iii) Angiotech US will deliver to Rex certain materials relating to the marketing and sale of Option. As previously disclosed, both the Arbitration and the SDNY Action related to Angiotech US’s delivery of notice to Rex of its intention to cease marketing and distribution of Option pursuant to the License Agreement.

The effectiveness of the Settlement Agreement requires the entry of an order by the Supreme Court of British Columbia (the “Canadian Court”) approving the authority of Angiotech US to enter into the Settlement Agreement. As previously disclosed, the Canadian Court is overseeing the financial restructuring of the Company and certain of its subsidiaries pursuant to the Companies’ Creditors Arrangement Act.

The above description of the Settlement Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Settlement Agreement. The above description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 8.01.	Other Events.

On February 18, 2011, the Company issued a press release announcing Angiotech US’s entry into the Settlement Agreement. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On February 18, 2011, the Company issued a press release announcing the acceptance of a plan of compromise or arrangement for presentation at a meeting of affected creditors by the Supreme Court of British Columbia. A copy of the Company’s press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Settlement and License Termination Agreement, dated as of February 16, 2011, by and between Angiotech Pharmaceuticals (US), Inc. and Rex Medical, LP.

99.1	Press Release, dated February 18, 2011.

99.2	Press Release, dated February 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc. (Registrant)

Dated: February 18, 2011	By:	/s/ K. Thomas Bailey
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Settlement and License Termination Agreement, dated as of February 16, 2011, by and between Angiotech Pharmaceuticals (US), Inc. and Rex Medical, LP.

99.1	Press Release, dated February 18, 2011.

99.2	Press Release, dated February 18, 2011.